CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Taylor Devices, Inc.

Gentlemen:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 15, 2025, which appears on page F-2 of the Annual Report to the Securities and Exchange Commission of Taylor Devices, Inc. on Form 10-K for the fiscal year ended May 31, 2025.

/s/Lumsden & McCormick, LLP

LUMSDEN & MCCORMICK, LLP

Buffalo, New York

October 27, 2025